Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2003 Equity Incentive Plan, the 2013 Equity Incentive Plan, the 2014 Equity Incentive Plan and the 2014 Employee Stock Purchase Plan of Intersect ENT, Inc. of our report dated May 1, 2014, except for Note 17, as to which the date is July 11, 2014, with respect to the financial statements of Intersect ENT, Inc. included in its Registration Statement on Form S-1 (No. 333-196974) filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California

August 5, 2014